EXHIBIT 99.1

December 14, 2006

Caterpillar contact:
Rusty L. Dunn
Corporate Public Affairs
(309) 675-4803
Dunn_Rusty_L@cat.com

FOR IMMEDIATE RELEASE

Leading Investment Professional Joins Caterpillar Board of Directors

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) announced today that Daniel M. Dickinson, a managing partner of Thayer Capital Partners, has been elected to the Caterpillar Board of Directors, effective immediately.

Dickinson, 45, has spent the last 20 years advising and managing industrial products and services companies. Most of Dickinson’s career has focused on advising manufacturing companies, working in the capital goods, industrial components, automotive, process control, specialty material and electrical equipment sectors with companies such as Caterpillar, General Motors and Siemens.

Prior to joining Thayer in 2001, a Washington, D.C.-based private equity investment firm, Dickinson worked extensively in the field of corporate mergers and acquisitions (M&A), most recently as co-head of Global M&A at Merrill Lynch. Dickinson also led Merrill Lynch’s London-based M&A group in in Europe for three years.

“We are delighted Dan is joining our board. He brings highly relevant business experience and knowledge as well as a commitment to our company and the industries we serve. He’ll be an excellent complement to the talented team of individuals who make up our Board today,” said Caterpillar Chairman and Chief Executive Officer Jim Owens. “Dan has much to offer, and Caterpillar will undoubtedly benefit from his unique insight and ideas as we take on the global challenges and opportunities that our company faces.”

Dickinson has both a law degree and an MBA from the University of Chicago, and earned a BS in mechanical engineering and materials science from Duke University.

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent. With 2005 sales and revenues of $36.339 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and a wide and growing offering of related services. More information is available at http://www.cat.com.

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as "will" and "expect" or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, changes in economic conditions, currency exchange rates or political stability; market acceptance of the company's products and services; significant changes in the competitive environment; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company's filings with the Securities and Exchange Commission, including the Form 10-Q filed with the Securities and Exchange Commission on November 2, 2006. We do not undertake to update our forward-looking statements.

Biographical Information

Mr. Dickinson has spent the last 20 years advising and managing industrial products and services companies. He joined Thayer Capital Partners in 2001 as a Managing Partner to lead buyouts of industrial companies and help oversee the firms’ investment activities and operations. Since Mr. Dickinson joined Thayer Capital Partners, the firm has focused exclusively on leading middle market buyouts of industrial manufacturing and services companies and added several operating executives to assist in identifying investment opportunities and managing portfolio companies. Thayer has raised 1.5 billion dollars in three separate investment funds.

Mr. Dickinson serves on the board and the Compensation and Governance committees of BFI Canada Inc., Qualitor, Inc., and MISTRAS Holdings Group and is Chairman of Educational Resources/Sunburst Technologies.

Prior to joining Thayer, Mr. Dickinson worked in the field of corporate mergers & acquisitions, most recently as Co-Head of Global M&A at Merrill Lynch. Under Mr. Dickinson's co-leadership, the M&A Group at Merrill Lynch completed 304 transactions with a value of over $1.1 trillion in 2000 and generated revenues of over $1 billion.  His roles at Merrill Lynch also included leading the European M&A Group and, prior to that, the Global Manufacturing and Services M&A effort. While in Europe, Mr. Dickinson helped the business triple its market share and increase M&A revenues five-fold over three years.  Prior to joining Merrill Lynch, Mr. Dickinson was a Vice President in the M&A Group at the First Boston Corporation.

Mr. Dickinson serves on the Alumni Board of Directors of Duke University and the Board of Visitors for the Pratt School of Engineering at Duke. He is also a member of the board of Horizons for Youth and The Cove School.

Mr. Dickinson has both a Juris Doctorate and Master of Business Administration from The University of Chicago and a Bachelor of Science in Mechanical Engineering and Materials Science, magna cum laude, from Duke University.